Deloitte & Touche LLP Suite 1700 400 West 15th Street Austin, TX 78701-1648 USA Tel: 1+ 512 691 2300 Fax: 1+ 512 708 1035 www.deloitte.com

December 19, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of EZCORP, Inc.'s Form 8-K dated December 15, 2014, and have the following comments:

1. We agree with the statements made in the first, third, fourth and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second and sixth paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP